EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Nos. 333-129132, 333-149222, 333-169671, 333-179764, 333-202964 and 333-205924) on Form S-8 and Registration Statement (Nos. 333-134611, 333-198728, 333-213194, 333-213778, and 333-215786 ) on Form S-3 and Registration Statement (No. 333-161659) on Form S-4 of Smith Micro Software, Inc. and subsidiaries of our report dated March 10, 2017, relating to the consolidated financial statements and the financial statement schedule, appearing in this Annual Report on Form 10-K of Smith Micro Software, Inc. and subsidiaries for the year ended December 31, 2016.

/s/ SingerLewak LLP

Los Angeles, California
March 10, 2017